Exhibit 3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated February 12, 2004, on the consolidated financial statements of Decoma International Inc. as at December 31, 2003, 2002 and 2001, in connection with the annual report on Form 40-F of Decoma International Inc. for the year ended December 31, 2003.
Toronto, Canada February 12, 2004	/signed/ "Ernst & Young LLP" Chartered Accountants